CERTIFICATE OF AMENDMENT
                                     TO THE
                   CERTIFICATE OF INCORPORATION, AS AMENDED
                                       OF
                                 UNIDIGITAL INC.


      Pursuant to Section  242 of the  Delaware  General  Corporation  Law,  the
undersigned   corporation   executes  this   Certificate  of  Amendment  to  its
Certificate of Incorporation, as amended.

      1. Article SIXTH of the Corporation's Certificate of Incorporation, as amended, is amended to provide in its entirety:

            "SIXTH:  CAPITAL STOCK

            The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is thirty-five million (35,000,000) shares, of which twenty-five million (25,000,000) shares shall be common stock, par value $0.01 per share (the "Common Stock"), and ten million (10,000,000) shares shall be preferred stock, par value $0.01 per share (the "Preferred Stock").

            Shares of Preferred Stock may be issued in one or more series. The number of shares included in any series of Preferred Stock and the full or limited voting rights, if any, the cumulative or non-cumulative dividend rights, if any, the conversion, redemption or sinking fund rights, if any, and the priorities, preferences and relative, participating, optional and other special rights, if any, in respect of the Preferred Stock, any series of Preferred Stock or any rights pertaining thereto, and the qualification, limitations or restrictions on the Preferred Stock, any series of Preferred Stock or any rights pertaining thereto, shall be those set forth in the resolution or resolutions providing for the issuance of the Preferred Stock or such series of Preferred Stock adopted at any time and from time to time by the affirmative vote of a majority of the total number of directors which the Corporation would have if there were no vacancies on the Board of Directors of the Corporation (the "Board") at the time of the vote (the "Whole Board") on such resolution or resolutions and filed with the Secretary of State of the State of Delaware. The Board is hereby expressly vested with authority, to the full extent now or
      hereafter   provided  by  the  Law,  to  adopt  any  such   resolution  or
      resolutions."

      2. The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware Corporation Law.

                                   *******

      IN WITNESS  WHEREOF,  this  Certificate of Amendment is made this 14th day
                                                                        ----

of May, 1999.
   ---


                                      UNIDIGITAL INC.


                                      By:/s/William E. Dye
                                         ------------------------------------
                                         William  E. Dye,  Chairman  of
                                         the Board and Chief Executive Officer


ATTEST:


By:/s/Peter Saad
   -------------------------------
   Peter Saad, Assistant Secretary